Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-252619 and 333-263390) on Form S-8 of our report dated March 8, 2026, with respect to the consolidated financial statements of ZIM Integrated Shipping Services Ltd. and the effectiveness of internal control over financial reporting.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International

Haifa, Israel

March 9, 2026